  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 28, 2018

Griffin Capital Essential Asset REIT II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-55605

MD	46-4654479
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.    Entry into a Material Definitive Agreement
On June 28, 2018, Griffin Capital Essential Asset REIT II, Inc. (the "Registrant"), through its operating partnership (the "Borrower"), entered into that certain amended and restated credit agreement (the "Amended and Restated Credit Agreement") related to a revolving credit facility and a term loan (collectively, the "Loans") with a syndicate of lenders, under which KeyBank, National Association ("KeyBank") serves as administrative agent, and various notes related thereto. In addition, the Registrant entered into a guaranty agreement. The Amended and Restated Credit Agreement, the various notes, the guaranty agreement and the various other related documents are collectively referred to herein as the "Loan Documents." The information in this Item 1.01 description and Item 2.03 below are qualified in their entirety by reference to the terms of the Loan Documents, the majority of which are attached hereto as Exhibits 10.1 through 10.5.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
On June 28, 2018, pursuant to the Amended and Restated Credit Agreement referred to in Item 1.01 above, the Registrant was provided with a revolving credit facility (the "Revolving Credit Facility") in an initial commitment amount of $550 million (the "Revolving Commitment") and a term loan (the "Term Loan") in an initial commitment amount of $200 million (the "Term Commitment"), which commitments may be increased under certain circumstances up to a maximum total commitment of $1.25 billion. Any increase in the total commitment will be allocated to the Revolving Credit Facility and/or the Term Loan in such amounts as the Borrower and KeyBank may determine. The Loans are evidenced by promissory notes that are substantially similar related to each lender and the amount committed by such lender. Increases in the commitment amount must be made in amounts of not less than $25 million, and increases of $25 million in increments in excess thereof. The Borrower may also reduce the amount of the Revolving Commitment in increments of $50 million, provided that at no time will the Revolving Credit Facility be less than $150 million, and such a reduction will preclude the Borrower's ability to later increase the commitment amount. The Revolving Credit Facility may be prepaid and terminated, in whole or in part, at any time without fees or penalty.
The Revolving Credit Facility also provides for same day swingline advances to be provided by KeyBank (with participation by the other lenders equal to their pro rata share of the Revolving Credit Facility), up to $50 million in the aggregate. Such swingline advances will reduce dollar for dollar the availability under the Revolving Credit Facility, and must be repaid within 10 business days.
The Revolving Credit Facility has an initial term of four years, maturing on June 28, 2022. The Revolving Credit Facility may be extended for a one-year period if certain conditions are met and the Borrower pays an extension fee. Payments under the Revolving Credit Facility are interest only and are due on the first day of each quarter. Amounts borrowed under the Revolving Credit Facility may be repaid and reborrowed, subject to the terms of the Amended and Restated Credit Agreement.
The Term Loan has an initial term of five years, maturing on June 28, 2023. Payments under the Term Loan are interest only and are due on the first day of each quarter. Amounts borrowed under the Term Loan may not be repaid and reborrowed.
The Loans have an interest rate calculated based on LIBOR plus the applicable LIBOR margin, as provided in the Amended and Restated Credit Agreement, or the Base Rate plus the applicable base rate margin, as provided in the agreement. The applicable LIBOR margin and base rate margin are dependent on the consolidated leverage ratio of the Borrower, the Registrant, and their subsidiaries, as disclosed in the periodic compliance certificate provided to the Administrative Agent each quarter. If the Borrower obtains an investment grade rating of its senior unsecured long term debt from Standard & Poor's Rating Services or Moody's Investors Service, Inc., the applicable LIBOR margin and base rate margin will be dependent on such rating.
The Amended and Restated Credit Agreement relating to the Revolving Credit Facility provides that the Borrower must maintain a pool of real properties (each a "Pool Property" and collectively the "Pool Properties") that meet certain requirements contained in the Amended and Restated Credit Agreement. The agreement sets forth certain covenants relating to the Pool Properties, including, without limitation, the following:

•	there must be no less than 15 Pool Properties;

•	no greater than 15% of the aggregate pool value may be contributed by a single Pool Property or tenant;

•	no greater than 15% of the aggregate pool value may be contributed by Pool Properties subject to ground leases;

•	no greater than 20% of the aggregate pool value may be contributed by Pool Properties which are under development;

•	the minimum aggregate leasing percentage of all Pool Properties must be no less than 90%; and

•	other limitations as determined by KeyBank upon further due diligence of the Pool Properties.
Borrowing availability under the Amended and Restated Credit Agreement is limited to the lesser of (i) an asset pool leverage ratio of no greater than 60%, or (ii) an asset pool debt service coverage ratio of no less than 1.35:1.00.
In connection with the Loans, the Borrower paid closing costs, including arrangement fees, commitment fees and legal fees, of approximately $5.5 million. The Borrower will pay KeyBank an administrative agent fee of $25,000 per year. In addition, an unused fee will be payable quarterly which is calculated based on the amount of the unused revolving loan commitments and is equal to 15 basis points if 50% or more of the loan commitments are used or 25 basis points if less than 50% of the loan commitments are used. At the time that the applicable LIBOR margin and base rate margin are determined in accordance with the Borrower's investment grade rating as provided above, the Borrower will pay a quarterly facility fee at a rate that is dependent on such rating and is based upon the total commitments.
In the event that any of the initial Term Commitment is not advanced on or prior to the date which is 90 days from June 28, 2018, such unadvanced amount will incur an unused fee equal to 0.25% annually multiplied by the average daily amount of the unadvanced portion of the Term Commitment. Such unused fee will be payable quarterly in arrears and will start accruing on the date that is 91 days after June 28, 2018 and will stop accruing on the first to occur of (a) the date the Term Commitments are fully advanced, or (b) 270 days after June 28, 2018.

Guarantors of the Loans include the Registrant, each special purpose entity that owns a Pool Property, and each other subsidiary of the Registrant which owns a direct or indirect equity interest in a special purpose entity that owns a Pool Property.
In addition to customary representations, warranties, covenants, and indemnities, the Loans require the Registrant to comply with the following at all times, which will be tested on a quarterly basis:

•	a maximum consolidated leverage ratio of 60%, or, the ratio may increase to 65% for up to four consecutive quarters after a material acquisition;

•
a minimum consolidated tangible net worth of 75% of the Registrant's consolidated tangible net worth at closing of the Revolving Credit Facility, or approximately $530 million, plus 75% of net future equity issuances (including units of operating partnership interests in the Borrower), minus 75% of the amount of any payments used to redeem equity (including units of operating partnership interests in the Borrower) after June 28, 2018;

•	a minimum consolidated fixed charge coverage ratio of not less than 1.50:1.00;

•
a maximum total secured debt ratio of not greater than 40%, which ratio will increase by five percentage points for four quarters after closing of a material acquisition that is financed with secured debt;

•	a maximum total secured recourse debt ratio, excluding recourse obligations associated with interest rate hedges, of 10% of the Registrant's total asset value;

•	aggregate maximum unhedged variable rate debt of not greater than 30% of the Registrant's total asset value; and

•	a maximum payout ratio of not greater than 95%.

Furthermore, the activities of the Borrower, the Registrant, and their subsidiaries must be focused principally on the acquisition, operation, and maintenance of income producing office and industrial real estate properties. The Amended and Restated Credit Agreement contains certain restrictions with respect to the investment activities of the Borrower, including, without limitation, the following: (i) undeveloped land may not exceed 5% of total asset value; (ii) developments that are pre-leased assets under development may not exceed 20% of total asset value; (iii) investments in unconsolidated affiliates may not exceed 10% of total asset value; (iv) investments in mortgage notes receivable may not exceed 15% of total asset value; and (v) leased assets under renovation may not exceed 10% of the total asset value. These investment limitations cannot exceed 25% in the aggregate, based on total asset value, as defined in the Amended and Restated Credit Agreement.
Item 9.01.    Financial Statements and Exhibits
(d)    Exhibits.
10.1    Amended and Restated Credit Agreement, dated June 28, 2018
10.2    Guaranty Agreement, dated June 28, 2018
10.3    Revolver Note payable to KeyBank, dated June 28, 2018
10.4    Term Note payable to KeyBank, dated June 28, 2018
10.5    Schedule of Omitted Documents

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT II, Inc.

Date: July 5, 2018	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary